As filed with the Securities and Exchange Commission on May 9, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

OCEANEERING INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-2628227 (I.R.S. Employer Identification Number)

11911 FM 529 Houston, Texas (address of principal executive offices)	77041 (Zip Code)

OCEANEERING
RETIREMENT INVESTMENT PLAN
(Full title of the plan)

George R. Haubenreich, Jr.
Senior Vice President, General Counsel and Secretary
Oceaneering International, Inc.
11911 FM 529
Houston, Texas 77041
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (713) 329-4500 copy to:
Ted W. Paris
Baker Botts L.L.P.
3000 One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities to	Amount to be	offering price per	aggregate offering	Registration Fee
be registered (1)	registered (2)(3)	share (4)	price (4)	(4)
Common Stock, par value $0.25 per share	5,000,000	$40.17	$200,850,000	$23,319

(1)	Includes the associated rights to purchase preferred stock, which initially are attached to and trade with the shares of Common Stock being registered hereby.

(2)	Number of shares shown is after giving effect to a two-for-one stock split effected by means of a stock dividend declared on May 6, 2011 and payable on June 10, 2011 to stockholders of record as of the close of business on May 19, 2011 (the “Stock Split”).

(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares as may become issuable to prevent dilution with respect to the shares offered hereby as a result of any future stock split, stock dividend or similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(4)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of computing the registration fee and based upon the average of the high and low sales price of the Common Stock of the Registrant reported on the New York Stock Exchange on May 4, 2011, as adjusted to give effect to the Stock Split.

REGISTRATION OF ADDITIONAL SECURITIES
     This Registration Statement is being filed pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 5,000,000 shares of common stock, par value $0.25 per share (“Common Stock”) of Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), together with the associated rights to purchase preferred stock of Oceaneering that initially are attached to and trade with the shares of Common Stock, issuable pursuant to the Oceaneering Retirement Investment Plan (the “Plan”). These shares are in addition to the 1,000,000 shares of Common Stock registered pursuant to the Registration Statement on Form S-8 (No. 333-98211) relating to the Plan filed on August 15, 2002, the contents of which are incorporated by reference into this Registration Statement unless modified or superseded by the contents of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     This Registration Statement incorporates by reference the following documents which have been filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Oceaneering (File No. 1-10945):
1. Oceaneering’s Annual Report on Form 10-K for the year ended December 31, 2010.
2. The Plan’s Annual Report on Form 11-K for the year ended December 31, 2009.
3. Oceaneering’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.
4. Oceaneering’s Current Reports on Form 8-K filed on February 28, 2011 and May 9, 2011.
5. The description of Oceaneering’s common stock, par value $0.25 per share (“Common Stock”) contained in Oceaneering’s Registration Statement on Form 8-A filed on November 20, 1991, as amended.
6. The description of the Rights to Purchase Series B Junior Participating Preferred Stock, par value $1.00 per share, contained in Oceaneering’s Registration Statement on Form 8-A filed on November 23, 1992, as amended.
     All documents filed by Oceaneering pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing such documents.
     Any statement contained in this Registration Statement, in an amendment to this Registration Statement or in a document incorporated by reference, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by a statement contained in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Experts
     The consolidated financial statements of Oceaneering International, Inc. and subsidiaries at December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, appearing in Oceaneering’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Annual Report”), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and have been incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Mr. Haubenreich, who is passing on the legality of the Common Stock offered hereby, as of May 2, 2011 owned approximately 42,250 shares of Common Stock (including 18,000 shares that are represented by restricted stock units credited under employee benefit plans which are subject to vesting and settlement).
Item 6. Indemnification of Directors and Officers.
Delaware General Corporation Law
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with defense or settlement of such an action and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any such action or claim, issue or matter, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action or claim, issue or matter.
Bylaws
     Article VI of Oceaneering’s amended and restated bylaws provides that Oceaneering will indemnify and hold harmless each of its directors and officers, to the fullest extent applicable law permits, from and against any and all judgments, penalties, fines (including excise taxes), amounts paid in settlement and, subject to certain limitations, expenses arising out of any claim, other than a claim brought by or on behalf of Oceaneering or a related enterprise, by reason of the fact that: (1) such person is or was a director or an officer of Oceaneering; or (2) while a director or an officer, such person served, at the request of Oceaneering, as a director, officer, manager, administrator, employee, agent or representative of a related enterprise (any person described in item 1 or 2, is referred to as an “Eligible Indemnitee”). For claims brought by or on behalf of Oceaneering or a related enterprise, Oceaneering will indemnify an Eligible Indemnitee for all expenses reasonably incurred as a result of such claim if the Eligible Indemnitee is not adjudged liable under such claim or if the court making the adjudication of liability against the Eligible Indemnitee determines that despite such an adjudication, the circumstances in the case warrant that the Eligible Indemnitee be indemnified for expenses reasonably incurred. Article VI of Oceaneering’s amended and restated bylaws also provides that Oceaneering may advance funds to an Eligible Indemnitee to cover expenses he or she incurs in defending against any action, suit or proceeding that may give rise to a right to indemnification upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Oceaneering. Oceaneering may, to the extent and in the manner applicable law permits, indemnify and advance expenses to persons other than present or former directors or officers of Oceaneering, when authorized by the Board of Directors of Oceaneering or other appropriate corporate action.
     Oceaneering has also entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements generally provide Oceaneering’s directors and executive officers with a contractual right of indemnification to the same extent provided by Section 145 of the Delaware General Corporation Law and a contractual right to advancement of expenses consistent with the provisions of Article VI of Oceaneering’s amended and restated bylaws.

Certificate of Incorporation
     Additionally, Oceaneering’s certificate of incorporation, as amended, contains a provision that eliminates the personal liability of directors to Oceaneering or its stockholders for monetary damages for breach of the director’s fiduciary duty of care as a director. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to Oceaneering or to stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the declaration or payment of dividends in violation of Delaware law, or in respect of any transaction from which that director receives an improper personal benefit.
     Oceaneering also maintains directors’ and officers’ liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of Oceaneering.
The Plan
     In addition, Section 7.01(E) of the Defined Contribution Prototype Plan and Trust Agreement relating to the Plan, as amended, provides for indemnification from Oceaneering to members of the advisory committee, which committee has been designated by Oceaneering as the Plan administrator, from and against any and all loss resulting from liability to which they may be subjected by reason of any act or omission (except willful misconduct or gross negligence) in their official capacities in the administration of the Plan or the related trust (or both); provided that such indemnification does not relieve any of them from any liabilities under the Employee Retirement Income Security Act of 1974, as amended, for breach of fiduciary duty.
     The discussion of Oceaneering’s Certificate of Incorporation and Bylaws, the Plan and Section 145 of the Delaware General Corporation Law included in this Item 6 is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

Exhibit Number		Description
4.1*	—	Restated Certificate of Incorporation of Oceaneering (filed as Exhibit 3.01 to Oceaneering’s Annual Report on Form 10-K for the year ended December 31, 2000).

4.2*	—	Certificate of Amendment to Restated Certificate of Incorporation of Oceaneering (filed as Exhibit 3.1 to Oceaneering’s Current Report on Form 8-K filed May 16, 2008).

4.3*	—	Amended and Restated Bylaws of Oceaneering (filed as Exhibit 3.1 to Oceaneering’s Current Report on Form 8-K filed December 3, 2007).

4.4*	—	Specimen Stock Certificate for Common Stock (filed as Exhibit 4(a) to Oceaneering’s Annual Report on Form 10-K for the year ended March 31, 1993).

4.5*	—	Amended and Restated Shareholder Rights Agreement dated as of November 16, 2001 (filed as Exhibit 4.1 to Oceaneering’s Current Report on Form 8-K filed November 20, 2001).

4.6*	—	Defined Contribution Prototype Plan and Trust Agreement and Adoption Agreement for the Oceaneering Retirement Investment Plan (filed as Exhibit 10.01 to Oceaneering’s Annual Report on Form 10-K for the year ended December 31, 2009).

4.7*	—	Amendments dated November 5 and December 14, 2010 to Oceaneering’s Retirement

Exhibit Number		Description
Investment Plan (filed as Exhibit 10.02 to Oceaneering’s Annual Report on Form 10-K for the year ended December 31, 2010).

5	—	Opinion of George R. Haubenreich, Jr.

23.1	—	Consent of George R. Haubenreich, Jr. (included in Exhibit 5)

23.2	—	Consent of Independent Registered Public Accounting Firm.

24	—	Powers of Attorney (included on the signature page of this Registration Statement).

*	Incorporated by reference to the filing indicated.
     In lieu of an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended, and an Internal Revenue Service (“IRS”) determination letter or opinion letter, as applicable, that the Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”), the undersigned registrant hereby undertakes that it has submitted or will submit the Plan and, if expected to affect the qualified status of the Plan, any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Code.

Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 9, 2011.

OCEANEERING INTERNATIONAL, INC.
By:	/s/ M. Kevin McEvoy
M. Kevin McEvoy
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints M. Kevin McEvoy, Marvin J. Migura and George R. Haubenreich, Jr. or any of them, each with power to act without the others, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all pre- and post-effective amendments to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing appropriate or necessary to be done in and about the premises, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 9, 2011.

Signature	Title

/s/ M. Kevin McEvoy M. Kevin McEvoy	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Marvin J. Migura Marvin J. Migura	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ W. Cardon Gerner W. Cardon Gerner	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ T. Jay Collins	Director
T. Jay Collins

/s/ Jerold J. Desroche	Director
Jerold J. Desroche

/s/ David S. Hooker	Director
David S. Hooker

Signature	Title

/s/ John R. Huff	Director, Chairman of the Board
John R. Huff

/s/ D. Michael Hughes	Director
D. Michael Hughes

/s/ Harris J. Pappas	Director
Harris J. Pappas
     Pursuant to the requirements of the Securities Act, the Advisory Committee for the Plan (which administers the Plan) has duly caused this Registration Statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 9, 2011.

OCEANEERING RETIREMENT INVESTMENT PLAN
By:	/s/ George R. Haubenreich, Jr.
George R. Haubenreich, Jr.
Chairman, Advisory Committee

Exhibit Index

Exhibit Number		Description
4.1*	—	Restated Certificate of Incorporation of Oceaneering (filed as Exhibit 3.01 to Oceaneering’s Annual Report on Form 10-K for the year ended December 31, 2000).

4.2*	—	Certificate of Amendment to Restated Certificate of Incorporation of Oceaneering (filed as Exhibit 3.1 to Oceaneering’s Current Report on Form 8-K filed May 16, 2008).

4.3*	—	Amended and Restated Bylaws of Oceaneering (filed as Exhibit 3.1 to Oceaneering’s Current Report on Form 8-K filed December 3, 2007).

4.4*	—	Specimen Stock Certificate for Common Stock (filed as Exhibit 4(a) to Oceaneering’s Annual Report on Form 10-K for the year ended March 31, 1993).

4.5*	—	Amended and Restated Shareholder Rights Agreement dated as of November 16, 2001 (filed as Exhibit 4.1 to Oceaneering’s Current Report on Form 8-K filed November 20, 2001).

4.6*	—	Defined Contribution Prototype Plan and Trust Agreement and Adoption Agreement for the Oceaneering Retirement Investment Plan (filed as Exhibit 10.01 to Oceaneering’s Annual Report on Form 10-K for the year ended
December 31, 2009).

4.7*	—	Amendments dated November 5 and December 14, 2010 to the Oceaneering Retirement Investment Plan (filed as Exhibit 10.02 to Oceaneering’s Annual Report on Form 10-K for the year ended December 31, 2010).

5	—	Opinion of George R. Haubenreich, Jr.

23.1	—	Consent of George R. Haubenreich, Jr. (included in Exhibit 5)

23.2	—	Consent of Independent Registered Public Accounting Firm.

24	—	Powers of Attorney (included on the signature page of this Registration Statement).

*	Incorporated by reference to the filing indicated.